Filed pursuant to Rule 424(b)(5)

Registration No. 333-245003

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 10, 2020)

Puhui Wealth Investment Management Co., Ltd.

$2,750,000.00

10% Original Issue Discount Convertible Subordinated Debenture Due February 20, 2022 and Ordinary

Shares Issuable upon Conversion of the Debenture

We are offering a 10% original issue discount convertible subordinated debenture in the principal amount of $2,750,000 (“debenture”) pursuant to this prospectus supplement and accompanying prospectus. The debenture is unsecured and subordinated to any existing or future debts. It has been issued for an original issue discount of 10% and bears interest at the rate of 8% per annum. Upon an event of default, as described in the debenture, the interest rate shall equal to the lesser of 15% per annum or the maximum rate permitted under applicable law.

The debenture shall be convertible (in whole or in part), at the option of its holder, into our ordinary shares, par value $0.001 per share (“ordinary shares”) at a conversion price (“conversion price”) of the lesser of (i) $5.00, subject to certain adjustment, and (ii) the alternate conversion price. During any period that the bid price of our ordinary shares is lower than $6.25, (the “restricted period”), the conversion price applicable shall equal 80% of the average of the three (3) lowest daily Volume Weighted Average Prices (or “VWAP”) during the “measurement period”, which is a 10-trading-day period starting 5 trading days prior to and ending 4 trading days after the date the ordinary shares are delivered pursuant to applicable conversion notice, provided, that the alternate conversion price shall not be lower than $0.60 (the “floor price”).

The debenture will mature on February 20, 2022 (or if such day is not a business day, the following business day), unless is converted.

There is no established trading market for the debentures and we do not plan to apply to list the debenture on any exchange or over-the-counter markets. Our ordinary shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “PHCF”. As of August 18, 2021, the last reported sale price of our ordinary shares as reported on Nasdaq was $3.00 per share.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

As of the date of this prospectus supplement, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $19,469,724 based on 11,507,558 outstanding ordinary shares, of which approximately 5,017,650 shares were held by affiliates, and a price of $3.00 per share, which was the last reported sale price of our ordinary shares on Nasdaq on August 17, 2021. As of the date of this prospectus supplement, we have not offered and sold any of our securities pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities under the heading “Risk Factors” beginning on page S-12  of this prospectus supplement and the documents incorporated by reference herein and page 2  of the accompanying prospectus.

We have engaged Joseph Stone Capital, LLC to act as our sole placement agent in connection with this offering. The placement agent has agreed to use their reasonable best efforts to place the securities offered by this prospectus supplement. The placement agent is not purchasing or selling any of our securities offered pursuant to this prospectus supplement or the accompanying prospectus. We have agreed to pay the placement agent a commission of $143,750, a management fee of $12,500.00, a non-accountable expense fee of $50,000, and to reimburse the placement agent for certain expenses. In addition, we will issue to the placement agent a five year warrant to purchase 41,667 ordinary shares at an exercise price of $3.60 (“placement agent warrant”). We have registered the placement agent warrant and the ordinary shares underlying such warrant pursuant to this prospectus supplement. For additional information about the compensation paid to the placement agent, see “Plan of Distribution” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the debenture is expected to be made on or about August 20, 2021, subject to customary closing conditions.

Placement Agent

Joseph Stone Capital, LLC

The date of this prospectus supplement is August 18, 2021.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein. We have not authorized, and the placement agent has not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our debenture or ordinary shares. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus, respectively.

We are offering to sell, and seeking offers to buy, the securities offered by this prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities offered by this prospectus supplement in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of Puhui Wealth Investment Management Co., Ltd.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Information With Respect to the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

As used herein, and any amendment or supplement hereto, unless otherwise indicated, “we,” “us,” “our,” the “Company,” “Puhui Cayman,” “PHCF” or similar terminology means Puhui Wealth Investment Management Co., Ltd., a company organized in the Cayman Islands, its predecessor entities and its subsidiaries.

Unless the context indicates otherwise, all references to “China” and the “PRC” refer to the People’s Republic of China, all references to “Renminbi” or “RMB” are to the legal currency of the People’s Republic of China, all references to “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States. This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

Overview

We are a third-party wealth management service provider focusing on marketing financial products to, and managing funds for, individuals and corporate clients in the PRC. Our main operating activities are carried out through our variable interest entity (“VIE”), Puhui Wealth Investment Management (Beijing) Co., Ltd. (“Puhui Beijing”), and its subsidiaries.

From its inception in 2013 to October 2016, Puhui Beijing was the investment advisory subsidiary of Finup Group (previously known as Puhui Finance Wealth Management Co., Ltd.), or Finup, which is primarily engaged in internet financial services, including peer-to-peer, or P2P, lending business in China. Puhui Beijing marketed Finup’s products primarily to retail investors with low transaction amounts, ranging from approximately $150 to approximately $10,000. Puhui Beijing charged Finup one-time commissions equal to a percentage of loan proceeds invested by its clients at the time of loan issuance. The commissions Puhui Beijing received from Finup, and one of its former shareholders, Shanghai Fengsui Investment Management Co., Ltd. (“Shanghai Fengsui”), accounted for substantially all of Puhui Beijing’s revenues prior to October 2016.

Due to new regulations promulgated by the China Banking Regulatory Commission in December 2015, which placed certain limitations on the P2P lending industry in China, we anticipated that our commissions from Finup would substantially decrease starting in 2016. Our management team decided to change our business focus from marketing P2P loans to retail customers to marketing financial products developed by financial institutions to high net worth and corporate clients.

From June 2016 to October 2016, Finup underwent a reorganization, pursuant to which Finup entered into various equity transfer agreements with the shareholders of Puhui Beijing pursuant to which such shareholders acquired all of Finup’s interests in Puhui Beijing. Consequently, following the registration of Puhui Beijing’s shareholders with the State Administration for Industry and Commerce (“SAIC”) on November 16, 2016, Finup’s ownership of Puhui Beijing terminated. One of Puhui Beijing’s five shareholders, Shanghai Fengsui, subsequently sold its ownership to Puhui Beijing’s majority shareholder, Beijing Dongfang Henghui Consulting Center (Limited Partnership) (“Dongfang Henghui”), an affiliate of Mr. Zhe Ji, our Chief Executive Officer and Chairman.

In anticipation of higher growth of investable assets among potential high-net-worth clients in China, starting in fiscal year 2017, we also started marketing financial products to high-net-worth individuals with investable assets of between RMB 3 million and RMB 15 million (approximately US$0.44 million to $2.21 million) and small and medium enterprises with investable assets of RMB 5 million to RMB 20 million (approximately US$0.73 million to $2.93 million). As of June 30, 2018, we have facilitated the sale of financial products from 20 financial institutions to our clients. These products include primarily private equity fund products, securities investment fund products and private placement bond products. We charge financial institutions one-time commissions, calculated as a percentage of the value of the financial products purchased by our clients from such institutions. In addition, during the life cycle of certain of the security investment funds, private equity funds and fixed income products sold by such institutions to our clients, we charge such institutions recurring service fees for our ongoing services, such as investment relationship maintenance and coordination and product reports distribution. In December 2017, Puhui Beijing was issued a convertible note in the principal amount of $1,075,814 (approximately $963,034 of the funds were contributed by investors for this investment) by SSLJ.com Limited, a home improvement service and product provider in China. The note is automatically convertible into the ordinary shares of SSLJ.com Limited upon its successful listing on NASDAQ. SSLJ.com Limited’s shares commenced trading on NASDAQ on February 5, 2018. We received 213,642 shares of ordinary shares of SSLJ.com Limited at a conversion rate of $5.00 per share on February 8, 2018. The shares are being held under the name of our Chief Executive Officer pending completion of the registration. Due to the subsequent declining stock price, we recorded an impairment of $778,638 against the investment cost as of June 30, 2018, among which $78,984 was recorded as an impairment loss, representing our share of the investment loss, and $700,773 was recorded against customer deposits, with a $1,119 exchange rate difference.

Starting in June 2017, we launched our asset management business, acting as manager or general partner of funds in which our clients invest. Our subsidiaries, Qingdao Puhui Zhuoyue Investment Management Co., Ltd. (“Qingdao Puhui”) and Shanghai Pucai Investment Management Co., Ltd. (“Shanghai Pucai”), serve as the investment advisor of their respective funds. As of December 31, 2020 we served as manager or general partner of five funds with an aggregate of over RMB137.4 million (approximately US$21.1 million) under management. Three of these funds are in the form of a limited partnership in which we serve as general partner and investors as limited partners. With respect to three of the funds we manage, we charge investors subscription fees, as well as performance fees and recurring management fees in exchange for our managing such funds as general partner or manager. We do not charge such fees to the three funds that are organized in the form of limited partnerships. Subscription fees are computed as a percentage of the capital contributions made to the funds. Recurring management fees are paid to us on a quarterly basis. Performance fees and carried interest are required to be paid to us upon maturity of such funds. We do not charge separate advisory fees for our services. Our funds are set to mature within three to five years of formation with the exception of Puhui-Fengsui No.4 Private Equity Fund (“Pucai”), which invested in publicly traded securities in China. Pucai was liquidated in February 2018 with the consent of all the investors and the fund manager. 100% of the funds were returned to the investors.

Below is a table describing the six operating funds for which we currently serve or has served as manager or general partner.

Name of the Fund	Type of fund	Role	Structure	Maturity
Puhui-Fengsui No.4 Private Equity Fund	Private equity fund	Qingdao Puhui as Manager	Contractual Fund	5/23/2022
Puhui-Fengsui No.5 Private Equity Fund	Private equity fund	Qingdao Puhui as Manager	Contractual Fund	9/4/2021
Beijing Ruying Consulting Center (LP)	Private equity fund	Qingdao Puhui as Manager & GP	Limited partnership	5/7/2022
Xinyu JiJi Investment Center (LP)	Private equity fund	Qingdao Puhui as Manager & GP	Limited partnership	5/23/2022
Xinyu YuanYuan Investment Center (LP)	Private equity fund	Qingdao Puhui as Manager & GP	Limited partnership	2/27/2025

On December 3, 2019, Puhui Cayman acquired 100% of the shares of Granville Financial Services Company Limited (“Granville”) for HK$29,390,000, approximately $3.8 million. The purpose of the acquisition of Granville is to expand the Company’s operation outside Mainland China and take advantage of financial qualifications and licenses to broaden the Company’s existing product portfolio. As of December 31, 2020, the Company paid approximately $3.4 million and approximately $0.4 million in acquisition payable is still outstanding.

Our Competitive Strengths

We believe the following competitive strengths have contributed to, and will contribute to, our recent and ongoing growth:

Extensive and Targeted Coverage of China’s High-Net-Worth Population

We specifically serve two types of clients with particular amount of investable assets:

●	high-net-worth individuals who have investable assets of RMB3 million to 15 million (approximately US$0.4 million to $2.2 million); and

●	small and midsize enterprises (“SMEs”) with investable assets of RMB5 million 5 to 20 million (approximately US$0.7 million to $2.9 million).

We craft our business and expansion strategies carefully and target only these clients because we believe a higher growth rate could be achieved in this sector. We have established an extensive coverage network consisting of over 40 sales people and three offices strategically located in Shanghai and Beijing, the most affluent cities in China. Our plan is to extend the geographic reach of our network to target China’s most economically developed regions where the high-net-worth population is concentrated. We intend to conduct extensive due diligence and market research before entering into new markets in order to enable us to establish new client centers.

Carefully Selected Products

We carefully select and introduce wealth management products catering to the needs of high-net-worth individuals and SMEs. Our product portfolio consists of various products with different levels of risk. For example, we market certain bond products designed to achieve financial security and capital preservation for our clients that are risk averse and certain high yield equity products to clients that are less risk averse.

Loyal Client Base

We believe that we have a reputable brand image in the markets in which we operate. As a growing independent wealth management service provider, we maintain a sizable client base, consisting of 1,148 and 1,106 clients as of December 31, 2020  and June 30, 2020. We expect our growing loyal client base to continue to grow, as we attempt to capitalize on the opportunities generated by the rapid growth of China’s high-net-worth population.

Experienced Management Team

We have a highly experienced management team. Our founder, Mr. Zhe Ji, worked at leading banks in China, including Bank of China, ABN AMRO and Hang Seng Bank, for nine years. In addition, through his experience at Credit Ease Wealth, he had extensive experience working with prestigious private equity funds in China. The experience of working with these private equity funds enables the Company to source products providers and develop its own products more efficiently. Mr. Ji has deep understanding and know-how of the financial industry, as well as insight to wealth management and private funds. We believe that our management team’s insightful industry knowledge and vision, and strong execution capabilities significantly contribute to our strong growth.

Our Strategies

We aspire to become a trusted wealth management brand among China’s high-net-worth population and SMEs. To achieve this goal, we intend to leverage on our existing strengths and pursue the following strategies:

Further Enhance Our Brand Recognition among High-Net-Worth Population and SMEs in China

We believe that brand recognition is critical for the further growth of our business. To enhance our brand recognition, we plan to continue to focus on client satisfaction through rigorous product research and selection and continuous efforts on investor education. We also intend to continue systematic marketing activities including industry conferences, investment seminars and workshops.

Further grow our client base and increase our market penetration

We intend to increase our market penetration through strategically adding wealth management professionals and client managers in Beijing, Shanghai and Qingdao where we have an established presence, and expanding our reach into other affluent cities in China, including Wuhan, Changdu and Suzhou.

We believe our client-oriented and personalized services are critical to maintaining the loyalty of our existing clients and attract more high-net-worth individuals to become our clients. To support our business growth, we plan to further expand our team of wealth management product advisors and client managers. We intend to enhance our clients’ satisfaction through advancing our comprehensive wealth management education programs, which we believe will further increase the level of professionalism and product knowledge of our team of wealth management product advisors and client managers, enhance their risk analysis and financial planning capabilities, which in turn may further differentiate our client services from our competitors. We also intend to strengthen our relationships with all clients by providing them with investment education and other services so that we can reach a broader range of the investor community, where many are high-net-worth individuals.

Broaden Our Individual and Corporate Client Base

While we expect that marketing financial products to high-net-worth individual clients will remain our core business, we intend to leverage our existing individual client base to further develop our corporate client base. We intend to attract these potential clients by marketing financial products which address the financial needs of SMEs. We also intend to collaborate with local commercial banks and branches of state-owned commercial banks which engage in the business of distributing wealth management products to their private banking clients but tend to rely on third parties due to lack of in-house product and risk management expertise.

Continue Product Innovation to Enhance Our Value Proposition to Clients

We intend to continue growing our asset management business while continuing to market the financial products of third party institutions to our clients. Guided by this principle, we intend to further enhance our asset management business to provide unique and personalized products that suit the needs of our clients. We plan to continue to invest resources to develop additional fund products that enable our clients to diversify their investments among our different funds. We also intend to continue to participate in the marketing of wealth management products offered by other financial product providers.

Enhance Our IT Infrastructure and Proprietary Database

We currently do not rely on IT infrastructure to sell our products. However, IT infrastructure is an important component of our business operations, which supports our client relationship management and product research and development. We plan to continue to invest in our IT infrastructure by adding new features and functionalities and by improving existing software and IT modules. We expect that our improved IT infrastructure and more advanced platform will enable us to scale up our business and maintain consistent service quality as we further expand our coverage network and client base.

Pursue strategic investments and acquisition opportunities

To provide our clients with more in-depth wealth management services and comprehensive asset allocation services, we may selectively invest in or acquire companies that are complementary to our business, including opportunities that can further grow our current businesses and drive our long-term growth.

Our Challenges

Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including those relating to:

●	manage our growth or implement our business strategies sustainably;

●	further development of the laws and regulations governing the wealth management services industry in China;

●	attract and retain qualified wealth management product advisors and product development personnel and maintain a healthy employee turnover rate;

●	maintain and further grow our active high-net-worth and SME client base or maintain or increase the amount of investment made by our clients in the products we distribute;

●	fail to identify or fully appreciate various risks involved in the wealth management products we distribute; and

●	fail to protect our reputation and enhance our brand recognition.

Our Clients

We define our addressable high-net-worth markets as two categories of clients: (i) high-net-worth individuals who have investable assets of RMB3 million to 15 million (approximately US$0.4 million to $2.2 million) and (ii) SMEs with investable assets of RMB5 million to 20 million (approximately US$0.7 million to $2.9 million). Our primary business is introducing wealth management products to high-net-worth individual and corporate clients, which contributed approximately 100% of all our revenues for the six months ended December 31, 2020 and 100% for the year ended June 30, 2020.

Our client base has been expanding rapidly. We had 1,148 clients as of December 31, 2020 compared to 1,106 clients as of June 30, 2020.

We mainly target the following high-net-worth individuals as potential clients: (i) business owners, (ii) professionals and (iii) executives and other affluent individuals. By providing customized, value-added wealth management services to our individual clients on a no-charge basis, we seek to build a loyal client base with long-term relationships.

We conduct a thorough client registration and due diligence process to ensure that our customers are accredited investors under PRC regulations. Clients submit a registration form, including a questionnaire requesting all relevant information relating to the potential client’s net assets, income and prior investment experience. We also review evidence provided by clients to further support their qualifications.

SMEs, from our perspective, are entities with investable assets of RMB5 million to 20 million (US$0.73 million to 2.93 million). As SMEs in China have an increasing need to manage their cash assets, they become increasingly interested in wealth management services. We employ a client due diligence and registration process for our enterprise clients, which is similar to that for our individual clients. The number of our enterprise clients increased from 6 to 9 from June 30, 2019 to June 30, 2020 and 9 to 10 clients from June 30, 2020 to December 31, 2020. Our corporate clients purchased RMB 40 million (US$5.9 million) worth of wealth management products through us as of December 31, 2020, accounting for 3.2% of the aggregate value of wealth management products that we distributed.

Our Product Portfolio

The financial products that we market to our clients currently consist of 25 financial products, of which 4 are self-developed and 21 are issued by third-party institutions. All products are designed or selected to cater to the needs of high-net-worth individuals and SMEs.

We market the following categories of products supplied by third party product providers, based on the underlying assets class:

●	private equity funds products, the underlying assets of which are portfolios of equity investment in private companies;

●	securities investment fund products, the underlying assets of which are publicly traded stocks;

●	private placement bonds, consisting primarily of collateralized fixed income products providing investors with fixed rate returns;

●	entities that invest in U.S. publicly listed companies; and

●	other products, including trust plans and asset management plans.

Since October 2016, we have marketed over RMB 1,264,000,000 (approximately US$186.58 million) worth of wealth management products to our clients in aggregate. For the fiscal year ended June 30, 2020, YingKe Innovation Asset Management Co., Ltd., Beijing Ruqi Consulting Center and Cynthia Management Corporation accounted for 40.5%, 18.4% and 13.8% of the Company’s revenues, respectively. For the six months ended December 31, 2020, Beijing Rujiu Consulting Center, Beijing Rushilu Consulting Center and YingKe Innovation Asset Management Co., Ltd. accounted for 49.0%, 27.2% and 16.8% of the Company’s revenues, respectively.

In January 2020, a novel strain of coronavirus, or COVID-19, surfaced and it has spread rapidly to many parts of China and other parts of the world which has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Substantially all of the Company’s revenue is concentrated in China. Consequently, the COVID-19 pandemic may materially and adversely affect the Company’s business operations, financial condition and operating results for 2020 and beyond.

The impacts of COVID-19 on Puhui’s business, financial condition, and results of operations include, but are not limited to, the following:

●	PHCF temporally closed its offices and implemented work-from-home policy beginning in February 2020, as required by relevant PRC regulatory authorities. We have reopened our offices in June 2020 as the situation improved in China.

●	Due to the nature of the Company’s business, the impact of the closure on operational capabilities was not significant, as most of Puhui’s work force continued working offsite during such closure.

●	Puhui’s customers could potentially be negatively impacted by the outbreak, which may reduce their budgets for investment in 2021. As a result, our revenue and profitability have been negatively impacted in fiscal year 2020 and the first half of fiscal year 2021 and we expect the result of operations for the fiscal year 2021 to remain at similar level compared to fiscal year 2020, but there is no guarantee that our total revenue or profitability will remain at a similar level compared to fiscal year 2020.

●	The economy may worsen if the COVID-19 outbreak continues. Puhui’s product provider may be negatively impacted by the outbreak and resurgence, however the Company has not seen any significant disruption of its product supply to date.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the financial impact related to the outbreak of and response to the COVID-19 outbreak cannot be reasonably estimated at this time.

Corporate information

Our principal executive offices are located at Room 801, 802, 8th Floor, W1 Office Building, Oriental Commerce Tower,No.1 Chang An Street, Dong Cheng District, Beijing, PRC 100006. Our telephone number at this address is (+86) 10 53605158. Our registered office in the Cayman Islands is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KYI-1104. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711. Our website is http://www.puhuiwealth.com. The information contained on our website or any third-party websites is not a part of this prospectus supplement.

THE OFFERING

Securities being offered by us in this offering	10% original issue discount convertible subordinated debenture and the ordinary shares to be issued upon conversion of the debenture.

Principal amount	$2,750,000

Ordinary shares outstanding immediately before this offering	11,507,558 shares

Ordinary shares outstanding immediately after this offering	11,507,558 shares

Maturity date of the debenture	February 20, 2022

Interest	8% per annum, or upon an event of default, the lesser of 15% per annum or the maximum rate permitted under applicable law.

Conversion

The debenture shall be convertible (in whole or in part), at the option of its holder, into our ordinary shares at a conversion price of the lesser of (i) $5.00, subject to certain adjustment, and (ii) the alternate conversion price. During any restricted period that the bid price of our ordinary shares is lower than $6.25, the conversion price applicable shall equal 80% of the average of the three (3) lowest daily VWAPs during the measurement period, which is a 10-trading-day period starting 5 trading days prior to and ending 4 trading days after the date the ordinary shares are delivered pursuant to applicable conversion notice, provided, that the alternate conversion price shall not be lower than the $0.60 floor price.

Certain Payment Restrictions	The debenture may not be prepaid without the consent of the holder.
Subordination	The debenture shall be subordinated to all existing and future debts.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $2.1 million after deducting placement agent fees and other estimated offering expenses payable by us and excluding the proceeds from the exercise of the placement agent warrant, if any.

We plan to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Leak-out	The holder agrees that, until the date that the holder no longer holds any debentures or conversion shares, and during any period that the bid price of the ordinary share is lower than $6.25, neither the holder nor any affiliate of such holder shall sell, dispose or otherwise transfer, directly or indirectly, any conversion shares in an amount more than, during any trading day during the applicable restricted period, the greater of (a) the average of $50,000 per trading day each month and (b) an amount equal to 20% of the (i) average daily trading volume of ordinary shares per calendar month or (ii) trading volume of ordinary shares on such trading day.

Risk factors	You should carefully read and consider the information beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus set forth under the headings “Risk Factors” and all other information set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our securities.

Nasdaq Capital Market symbol for ordinary shares	“PHCF.”

Placement Agent Warrants	The five year warrants to be issued to the placement agent and the ordinary shares to be issued upon exercise of the warrants.

The number of shares of our ordinary shares to be outstanding after this offering is based on 11,507,558 ordinary shares outstanding as of the date hereof, and excludes as of such date:

●	41,667 ordinary shares that may be issued upon exercise of the placement agent’s warrants at an exercise price of $3.60;

Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of outstanding stock options, no settlement of outstanding restricted stock units, no exercise of outstanding warrants and no exercise of the placement agent warrant.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability to effect a business combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to the following:

●	We have incurred net losses in the past and may incur net losses in the future.

●	Failure to manage our liquidity and cash flows may materially and adversely affect our financial conditions and results of operations.

●	We may fail to obtain and maintain licenses and permits necessary to conduct our operations in China, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in China.

●	Our current corporate structure and business operations may be affected by the newly enacted PRC Foreign Investment Law which does not explicitly classify whether VIEs that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors.

●	We rely on contractual arrangements with our consolidated VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise have a material adverse effect as to our business.

●	The funds we manage can be liquidated before maturity, which has occurred and may occur in the future, which may result in an adverse effect on our business, results of operations and/or financial condition.

●	If we cannot identify or effectively control the various risks involved in the wealth management products that we distribute or manage, our reputation, client relationships and overall business operations will be adversely affected.

●	A portion of our revenue, net income and cash flow are variable, which may make it difficult for us to achieve steady earnings growth from period to period.

●	We rely heavily on our relationships with financial institutions and corporate partners in China.

●	We are not an “investment company” and do not intend to become registered as an “investment company” under the Investment Company Act of 1940, or the 1940 Act, because our primary business is asset management services.

●	We have limited insurance coverage.

●	Outbreaks of communicable diseases, natural disasters or other events have materially and adversely affected, and in the future, may materially and adversely affect our business, results of operations and financial condition, including the effects of the COVID-19 pandemic and steps taken by governments to address the pandemic

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 20-F for the year ended June 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus in its entirety, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated herein and therein by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment.

Risks Related to This Offering

Our obligations under the debentures will be unsecured and will be subordinated.

Our obligations under the debenture are unsecured. Our obligations under the debentures, with respect to priority of payment, will be subordinated to our existing and future indebtedness. This means that we may not make any payments of principal or interest on the debenture if we default on a payment on our senior indebtedness.

At December 31, 2020, our total consolidated indebtedness was approximately $5.5 million. After giving effect to the consummation of the offering of the debenture and the application of the net proceeds therefrom, at December 31, 2020, the face value of our indebtedness would have totaled approximately $ 6.7 million. In the event of our insolvency, funds which we would otherwise use to pay to the holders of the debenture will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. The recovery of funds by our general creditors would not be so reduced. As a result, our general creditors may recover more, ratably, than the holders of the debentures. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the debentures.

The debentures will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the debentures would have any claims to those assets.

We conduct substantially all of our operations through, and substantially all of our consolidated assets are held by, our VIEs; however, the debentures will be obligations exclusively of ours and will not be guaranteed by any of our PRC subsidiary or VIEs.

The debentures do not restrict our ability to incur additional debt, repurchase our securities or take other actions that could negatively impact holders of the debentures.

We are not restricted under the terms of the debentures from incurring additional debt, including debt that ranks senior to the debentures, or repurchasing our securities other than specified limitations with respect to certain securities during an interest deferral period. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our ordinary shares to decline.

You will experience immediate and substantial dilution in the net tangible book value per ordinary share you purchase.

Since the price per share of our ordinary shares being offered is substantially higher than the net tangible book value per ordinary share, you will suffer immediate and substantial dilution in the net tangible book value of the ordinary share underlying the debenture you purchase in this offering. Based on a conversion floor price of $0.6 per share, if you purchase debenture in this offering, you will suffer immediate and substantial dilution of $0.32 per share with respect to the net tangible book value of the ordinary share. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase debenture in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our ordinary shares or other securities. In addition, this offering and future equity offerings and other issuances of the debenture or other securities may adversely affect our share price.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the conversion price per share in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the conversion price per share paid by investors in this offering. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per share in this offering. In addition, we are issuing warrants to purchase 41,667 ordinary shares to the placement agent in consideration for this offering. You will incur dilution upon exercise of any outstanding share options or warrants. In addition, the sale of shares in this offering and any future sales of a substantial number of ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the price of our ordinary shares. We cannot predict the effect, if any, that market sales of those ordinary shares or the availability of those ordinary shares for sale will have on the market price of our ordinary shares.

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

Our PRC subsidiary and VIEs are subject to various PRC laws and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law（the “Opinions”）, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and state security, cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

Any failure by the other shareholders of our VIE to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If the other shareholders of our VIE fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that give us effective control over our business operations in the PRC and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For example, if the other shareholders of our VIE refuse to transfer their shares of our VIE to our PRC subsidiary or its designee after we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith or otherwise fail to fulfill their contractual obligations, we may have to take legal actions to compel them to perform their contractual obligations. In addition, if there are any disputes or governmental proceedings involving any interest in such shareholders’ shares of our VIE, our ability to exercise shareholders’ rights or foreclose the share pledges according to the contractual arrangements may be impaired. If these disputes or proceedings were to impair our control over our VIE, we may not be able to maintain effective control over our business operations in the PRC and thus would not be able to continue to consolidate our VIE’s financial results, which would in turn result in a material adverse effect on our business, operations and financial condition.

Our PRC subsidiary is subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company. We may need dividends and other distributions on equity from our PRC subsidiary to satisfy our liquidity requirements. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of their accumulated profits after all losses of such PRC subsidiary have been made up, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its accumulated profits to fund the statutory common reserves each year until the total amount of the statutory common reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our subsidiary to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements.

In addition, the PRC Laws on the Income Tax, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

PRC government may impose more restrictions or regulations on those China-based companies listing offshore

As at the date hereof, our PRC subsidiary  and VIEs have not received any notice or other official document regarding permission or denial of permission to list on U.S. exchanges from Chinese authorities, as PRC laws and regulations are generally silent on whether overseas listing through offshore shell entities is subject to any approval or review by the China Securities Regulatory Commission or other governmental authority. However, recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which was made available to the public on July 6, 2021. The Opinions emphasize the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision and regulations over overseas listings by China-based companies. Effective legal measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listing companies, cybersecurity and data privacy protection requirements and other related matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Furthermore, recently, several PRC operating entities intending to raise capital overseas through offshore shell entities have been subject to government-led cybersecurity review, which also indicates the strong tendency to impose more restrictions or regulations by the PRC government on those China-based companies raising capital offshore.

In addition, with respect to our VIE arrangement, we continue to face uncertainty about future actions by the government of China that could significantly affect the enforceability of the VIE agreements entered into by our PRC subsidiary and VIEs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference may contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements may include statements about:

●	our ability to effectively compete in our industry;

●	the strength of our brand;

●	our ability to operate as a going concern;

●	the liquidity of our securities;

●	the potential of business acquisitions and the success of their integration within our business;

●	the potential impact on our business of the economic, political and social conditions of the PRC;

●	the potential impact on our business of the interpretation and/or application of the PRC laws;

●	expectations regarding expenses, ongoing losses, future revenue and capital needs;

●	our use of proceeds from any offering made pursuant to this prospectus; and

●	the length of time over which we expect our cash and cash equivalents to be sufficient.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any prospectus supplement, any free writing prospectus, or any document incorporated by reference, that prospectus supplement, free writing prospectus or document. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors”, elsewhere in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the debenture offered under this prospectus supplement, after deducting placement agent’s fees and commissions and estimated offering expenses payable by us will be approximately $2.1 million (excluding the proceeds, if any, from the exercise of the placement agent warrants).

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Investors are cautioned that the proceeds from this offering are expected to be sufficient to enable us to continue operations for only a short period of time. We expect that we will have to raise such additional funds through the sale of additional equity or equity backed securities. Any future equity or equity linked financing that we may need may not be able available on terms favorable to us or at all.

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition we face and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

DILUTION

If you invest in our debenture, your interest will be diluted to the extent of the difference between the conversion price per share you pay in this offering and the net tangible book value per ordinary share immediately after this offering. Our net tangible book value of our ordinary share as of December 31, 2020 was approximately $2.5 million, or approximately $0.22 per share based on 11,507,558 shares outstanding at that time. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of the debenture in this offering at a conversion floor price of $0.60 per share, and after deducting the placement agent fees and estimated offering expenses payable by us, our adjusted net tangible book value as of December 31, 2020 would have been approximately $4.6 million, or approximately $0.28 per share. This represents an immediate increase in net tangible book value of $0.06 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $0.32 per share to new investors participating in this offering, as illustrated by the following table:

Public offering price per share		$0.6
Net tangible book value per share as of December 31, 2020	$0.22
Increase in net tangible book value per share attributable to this offering	$0.06
Adjusted net tangible book value per share as of December 31,2020 after this offering		$0.28
Dilution per share to new investors		$0.32

The discussion of dilution, and the table quantifying it, assume the sale of all shares covered by this prospectus supplement and no exercise of any outstanding options or warrants or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

In particular, the table above excludes the following securities as of August 18, 2021:

●	41,667 ordinary shares that may be issued upon exercise of the placement agent’s warrants at an exercise price of $3.60

To the extent that any outstanding placement agent warrants are exercised, new options are issued under our equity incentive plans and subsequently exercised or we issue additional ordinary shares in the future, there will be further dilution to new investors participating in this offering.

PLAN OF DISTRIBUTION

Joseph Stone Capital, LLC has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the engagement letter dated June 2, 2021 and the Supplement Agreement dated August 18, 2021 (collectively, the “placement agent agreement”). We refer to Joseph Stone Capital, LLC as the placement agent. The placement agent is not purchasing or selling any of the debenture offered by this prospectus supplement, nor are they required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the debenture offered hereby. Therefore, we will enter into a securities purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of debenture offered pursuant to this prospectus supplement. We will make offers only to one institutional accredited investor. The offering of our debenture pursuant to the securities purchase agreement will terminate upon the closing of the securities purchase agreement with such investor.

Pursuant to the terms of the placement agent agreement with Joseph Stone Capital, LLC, Joseph Stone Capital, LLC will have a right of first refusal to act as the sole book runner, sole underwriter, sole placement agent, or sole agent with respect to any financings for a period of 6 months following the consummation of this offering.

We have agreed to indemnify Joseph Stone Capital, LLC against specified liabilities, including liabilities under the Securities Act, and to contribute to payments Joseph Stone Capital, LLC may be required to make in respect thereof.

Fees and Expenses

We have agreed to pay the placement agent a commission of $143,750 and a management fee of $12,500. In addition, we have also agreed to reimburse Joseph Stone Capital, LLC $50,000 for one time non-accountable expenses and its actual out-of-pocket expenses up to $30,000, in the aggregate.

We estimate that the total expenses of the offering payable by us, excluding the placement agent’s fees and reimbursable expenses, will be approximately $190,000.

We have agreed to issue to the placement agent warrants to purchase the number of ordinary shares equal to: $2,500,000 divided by the closing price of the ordinary shares on August 17, 2021 and multiplied by 5%. The warrants will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the effective date of this prospectus supplement. The warrants will be exercisable at a per share price equal to 120% of the offering price per ordinary share on August 17, 2021. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation. We have registered the placement agent warrant and the ordinary shares underlying such warrant pursuant to this prospectus supplement.

Set forth below is an itemization of the estimated expenses currently expected to be incurred in connection with the issuance and distribution of the Securities. The amounts in the table below are estimates. Additional expenses relating to offerings of particular Securities are not included in the table below.

Filings fee	US$	8,567

Legal fees and expenses		118,000

Accounting fees and expenses		35,000

Other miscellaneous fees and expenses		28,433

Total	US$	190,000

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The placement agent and its affiliates may in the future provide various investment banking, and other financial services for us and our affiliates, for which services they may in the future receive customary fees. The address of the placement agent is 42 Broadway, 3rd Floor, New York, New York 10004.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent or by an affiliate. Other than this prospectus supplement and the accompanying prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent engagement agreement and of the securities purchase agreement with the investor is included as an exhibit to our Current Report on Form 6-K that will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. See “Information Incorporated by Reference” and “Where You Can Find More Information.”

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus, or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus supplement and accompanying prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The placement agent may arrange to sell securities offered by this prospectus supplement and accompanying prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “PHCF.”

DESCRIPTION OF THE DEBENTURE

Set forth below is a description of the specific terms of the Debenture. This description supplements, and should be read together with, the description of the general terms and provisions of the Debenture set forth in the accompanying prospectus under the captions “Description of Debt Securities” and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the prospectus.

General

The debenture will be the subordinated obligation of the Company. The debenture will be limited in aggregate principal amount to $2,750,000. The entire principal amount of the debenture will mature and become due and payable, together with any accrued and unpaid interest, on February 20, 2022, unless earlier converted. The debenture may not be prepaid without the consent of the holder.

Subordination

The debenture shall be subordinated to all existing and future debts.

Selling Price

We are selling the debenture at an issue of 90.0% of its principal amount.

Interest

The debenture will bear interest at the rate of 8.00% per year from the date of original issuance. In the event an “Event of Default” (as defined below) has occurred and remains uncured, the debenture will bear default interest at the rate of 15.00% per year or the maximum rate permitted under applicable law.

Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the issuance date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made or until the outstanding principal amount and all accrued and unpaid interest is converted. Interest shall cease to accrue with respect to any principal amount converted.

Conversion Rights

The debenture shall be convertible (in whole or in part), at the option of its holder, into our ordinary shares at a conversion price of the lesser of (i) $5.00 (“Fixed Conversion Price”), subject to certain adjustment, and (ii) the alternate conversion price. During any restricted period that the bid price of our ordinary shares is lower than $6.25, the conversion price applicable shall equal 80% of the average of the three (3) lowest daily VWAPs during the measurement period, which is a 10-trading-day period starting 5 trading days prior to and ending 4 trading days after the date the ordinary shares are delivered pursuant to applicable conversion notice, provided, that the alternate conversion price shall not be lower than the $0.60 floor price.

Conversion Rate Adjustments

Until the Debenture has been paid in full or converted in full, the Fixed Conversion Price shall be subject to adjustment from time to time if we:

●	Effect a split of the outstanding Ordinary Shares;

●	make or issue or set a record date for the determination of holders of ordinary shares entitled to receive a dividend or other distribution payable;

●	change ordinary shares to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise

●	issue or sell any additional ordinary shares, other than (A) as provided in this debenture; (B) pursuant to any equity plan (including pursuant to ordinary share equivalents granted or issued under any equity plan), (C) pursuant to Ordinary Share Equivalents granted or issued prior to the issuance of the debenture, or (D) exempted Securities, in any case, at an effective price per share that is less than the Fixed Conversion Price then in effect;

●	issue any securities convertible into or exercisable or exchangeable for, directly or indirectly, ordinary shares, or any rights or warrants or options to purchase any such ordinary share or convertible securities (collectively with the convertible securities, the “ordinary share equivalents”) and the price per share for which ordinary shares may be issuable pursuant to any such Ordinary Share Equivalent shall be less than the applicable Fixed Conversion Price; or

●	in connection with any merger or consolidation.

Limitations on Conversion

No party may convert all or a portion of the debenture if, as a result of the conversion, the holder and its affiliates would beneficially own in excess of 4.99% of the our ordinary shares. However, upon proper notice to us, the holder may increase the limit of beneficially owned shares from 4.99% to any amount up 9.99% of our ordinary shares.

Leak-out

The holder agrees that, until the date that the holder no longer holds any debentures or conversion shares, and during any period that the bid price of the ordinary share is lower than $6.25, neither the holder nor any affiliate of such holder shall sell, dispose or otherwise transfer, directly or indirectly, any conversion shares in an amount more than, during any trading day during the applicable restricted period, the greater of (a) the average of $50,000 per trading day each month and (b) an amount equal to 20% of the (i) average daily trading volume of ordinary shares per calendar month or (ii) trading volume of ordinary shares on such trading day.

Default

The holder of the debenture may, after the occurrence of an Event of Default, after the passage of the periods of time described below and after giving appropriate notice to us, the interest rate shall be increased to 15% per annum. accelerate the amounts then owing under the debenture at the Event of Default the mandatory amount as set forth in the debenture, provided, however, that (x) upon the occurrence of an Event of Default the holder may: (a) demand that all or a portion of the outstanding principal amount be converted into ordinary shares at the lower of (i) the then-current Conversion Price and (ii) sixty-percent (60%) of the average of the three (3) lowest daily VWAPs during the twenty (20) trading days prior to the delivery by the holder of the applicable notice of conversion, which price shall not be lower than the floor price (as defined below) or (b) exercise or otherwise enforce any one or more of the holder’s rights, powers, privileges, remedies and interests under this debenture, the other transaction documents or applicable law. An “Event of Default” means the occurrence of any of the following:

(a) any default in the payment of (i) the principal amount when due; or (ii) liquidated damages in respect of this debenture as and when the same shall become due and payable (whether on the maturity date or by acceleration or otherwise);

(b) we shall fail to observe or perform any other covenant, condition or agreement contained in the debenture or any transaction document;

(c) our notice to the holder of our inability to comply or our intention not to comply with proper requests for conversion of this debenture into ordinary shares;

(d) we shall fail to (i) timely deliver the ordinary shares as and when required; or (ii) make the payment of any fees and/or liquidated damages under the debenture or other transaction documents;

(e) default shall be made in the performance or observance of any material covenant, condition or agreement contained in the transaction documents;

(f) we shall fail to have a sufficient number of ordinary shares authorized, reserved and available for issuance to satisfy the potential conversion in full of the debenture;

(g) any of our representation or warranty made shall prove to have been false or incorrect or breached in a material respect on the date as of which made;

(h) unless otherwise approved in writing in advance by the holder of the debenture, we shall, or shall announce an intention to pursue or consummate a change of control, or a change of control shall be consummated, or we shall negotiate, propose or enter into any agreement, understanding or arrangement with respect to any change of control;

(i) we or any of our subsidiaries shall (A) default in any payment of any indebtedness, in excess of $250,000 or (B) default in the observance or performance of any other agreement or condition relating to any such indebtedness, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause such indebtedness to become due prior to its stated maturity;

(j) we or any of our subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(k) a proceeding or case shall be commenced in respect of our company or any of our subsidiaries, without our application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) days or any order for relief shall be entered in an involuntary case;

(l) one or more final judgments or orders for the payment of money aggregating in excess of $250,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of our company or any of our subsidiaries;

(m) we fail to maintain the effectiveness of the Registration Statement and the registration of the ordinary shares issuable to the holder hereunder upon conversion;

(n) Our Ordinary Shares are no longer publicly traded ;

(o) we consummate a “going private” transaction and as a result the ordinary share is no longer registered under Sections 12(b) or 12(g) of the 1934 Act;

(p) there shall be any SEC or judicial stop trade order or trading suspension stop-order or any restriction in place with the transfer agent for the ordinary shares restricting the trading of such ordinary shares;

(q) the Depository Trust Company places any restrictions on transactions in the Ordinary Shares or the Ordinary Shares are no longer tradeable through the Depository Trust Company Fast Automated Securities Transfer program;

(r) Our market capitalization is below $2,500,000 for ten (10) consecutive days; or

(s) the occurrence of a material adverse effect.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE SECURITIES

The following discussion is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debenture and any ordinary shares received on conversion thereof, but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations, all of which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service (the ‘‘IRS’’) have been or are expected to be sought with respect to the matters discussed below.

The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS or a court will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes and any ordinary shares received on conversion thereof or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a dealer in securities;

●	a financial institution;

●	a regulated investment company;

●	a real estate investment trust;

●	a tax-exempt organization;

●	an insurance company;

●	a person holding the debenture or ordinary shares as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell debenture or ordinary shares under the constructive sale provisions of the Code;

●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;

●	an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes or any other pass-through entity;

●	a person who is a partner or investor in a partnership or other pass-through entity, in each case for U.S. federal income tax purposes, that holds the notes or ordinary shares;

●	a U.S. person whose ‘‘functional currency’’ is not the U.S. dollar;

●	a tax-deferred or other retirement account;

●	a person required under Section 451(b) of the Code to conform to the timing of income accruals with respect to the notes or any ordinary shares received on conversion thereof to their financial statements;

●	a controlled foreign corporation;

●	a passive foreign investment company;

●	a qualified foreign pension fund; or

●	a U.S. expatriate.

In addition, this discussion is limited to persons who purchase the debenture for cash at original issue and at their ‘‘issue price’’ (the first price at which a substantial amount of the notes is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the debentures or ordinary shares as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a ‘‘U.S. holder’’ is a beneficial owner of a debenture or an ordinary share received upon conversion of the note that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a ‘‘non-U.S. holder’’ is a beneficial owner of a note or ordinary share received upon conversion of the note that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from a note or ordinary share.

If a partnership or other pass-through entity or arrangement treated as a partnership, in each case, for U.S. federal income tax purposes, holds the notes or ordinary shares received on conversion thereof, the tax treatment of a partner will generally depend upon the status of the partner and the activities of such partnership or pass-through entity. A partnership holding the notes or ordinary shares or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of the notes or ordinary shares received on conversion thereof.

This discussion is for informational purposes only and is not tax advice. Prospective investors considering the purchase of notes should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of the notes or ordinary shares received on conversion thereof in light of their specific situation, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations applicable to a U.S. holder of notes or ordinary shares received on conversion.

Payments of Interest. Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

It is anticipated, and this discussion assumes that the notes will be issued with original issue discount equal to or greater than the statutory de minimis amount. If the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required to include such excess of principal amount over issue price in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Additional Payments. As described under the headings ‘‘Description of the Debenture — Additional Interest’’ and ‘‘Description of Debenture — Events of Default,’’ we may be required to make payments in excess of stated principal and interest on the notes in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the anticipated remote possibility of such additional payments. Our determination that the notes are not contingent payment debt instruments, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position in the manner required by applicable Treasury Regulations. Assuming such position is respected by the IRS, any additional payment paid to a U.S. holder would be taxable as additional ordinary income when received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a position contrary to our position. If the IRS successfully challenged our position and the debentures were treated as contingent payment debt instruments, U.S. holders would be required to accrue interest income at a higher rate than the debentures’ stated interest rate, regardless of the U.S. holder’s method of accounting, and to treat any gain recognized on the sale or other disposition of a debenture (including any gain realized on the conversion of a debenture, even if the U.S. holder receives ordinary shares) as ordinary income rather than as capital gain. The remainder of the discussion assumes that the debentures are not treated as contingent payment debt instruments. U.S. holders are urged to consult their tax advisors regarding the potential application to the debentures of the contingent payment debt instrument rules and the consequences thereof.

Sale, Exchange, Redemption or Other Taxable Disposition of Debentures, Including a Conversion of the Debentures Solely for Cash. A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a debenture, including a conversion of the debenture solely into cash and upon an exchange with a designated financial institution in lieu of conversion (as described in ‘‘Description of Debentures — Exchange in Lieu of Conversion’’), equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the debenture. The amount realized by a U.S. holder on a taxable disposition of debentures will include the amount of any cash and the fair market value of any other property received for the debenture. A U.S. holder’s adjusted tax basis in a debenture will generally be its cost for that debenture plus the amount, if any, included in income on an adjustment to the conversion rate of the debentures. Any such gain or loss generally will be capital gain or loss. Capital gains of certain non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are generally eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations under the Code.

Conversion of Debentures into Ordinary Shares. A U.S. holder who receives solely stock and cash in lieu of a fractional ordinary share upon conversion will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share, which will be taxable as a gain or loss as described below, and except to the extent of the fair market value of ordinary shares received with respect to accrued and unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder.

A U.S. holder’s tax basis in the ordinary shares received upon a conversion (other than ordinary shares attributable to accrued and unpaid interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis in the debenture that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. holder’s holding period of the ordinary shares will generally include the period during which the U.S. holder held the debentures, except that the holding period of any ordinary shares received with respect to accrued and unpaid interest will commence on the day after the date of receipt. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the debenture that is allocable to the fractional share. Any gain or loss recognized on conversion generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the conversion, the debenture has been held for more than one year.

Conversion of Debentures into a Combination of Ordinary Shares and Cash. If a combination of cash and ordinary shares is received in exchange for a U.S. holder’s debentures upon conversion we intend to take the position that the conversion should be treated as a recapitalization. In this case, gain, but not loss, will be recognized in an amount equal to the excess of the fair market value of the ordinary shares and cash received (other than amounts attributable to accrued and unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) over the U.S. holder’s adjusted tax basis in the debenture, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued and unpaid interest or received in lieu of a fractional share). Any gain recognized on conversion generally will be capital gain and generally will be long-term capital gain if, at the time of the conversion, the debenture has been held for more than one year.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the debenture that is allocable to the fractional share.

The tax basis in the ordinary shares received upon a conversion (other than ordinary shares attributable to accrued and unpaid interest, the tax basis of which will equal its fair market value, but including a fractional share deemed received) will equal the adjusted tax basis in the debenture that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash attributable to accrued and unpaid interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for ordinary shares will include the period during which the U.S. holder held the debentures except that the holding period of any ordinary shares received with respect to accrued and unpaid interest will commence on the day after the date of receipt.

Alternative treatments of the conversion of the debentures into cash and ordinary shares are possible. For example, the conversion of a debenture into cash and ordinary shares may instead be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the debenture. U.S. holders should consult their tax advisors regarding the tax treatment of the receipt of cash and ordinary shares in exchange for debentures upon conversion, including any alternative treatments.

Constructive Distribution. The conversion rate of the debentures is subject to adjustment in certain circumstances. Under Section 305(c) of the Code, certain adjustments (or failures to make adjustments) in the conversion rate of the debentures that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may result in a constructive distribution for U.S. federal income tax purposes equal to the value of such increase even though it has not received any cash or property as a result of such adjustments. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures will generally not be deemed to result in a constructive distribution. In addition, adjustments to the conversion rate of the debentures that are not made in connection with other shareholders of the Company receiving a distribution of money or other property generally will not give rise to a constructive distribution.

Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, upon the payments of cash distributions to holders of ordinary shares or upon a conversion in connection with a make-whole fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, depending on the facts at the time, including whether we have paid in the past or will pay in the future distributions on our stock or interest on other convertible debt, a U.S. holder may be deemed to have received a distribution even though it has not received any cash because of such adjustments. Any constructive distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate beneficial owners. It is also not clear whether corporate beneficial owners would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

We are generally required to report any basis effects on your debentures of corporate actions we take, such as distributions to our shareholders. Proposed Treasury regulations, on which we may rely prior to the issuance of final Treasury regulations, specify how the date and amount of constructive distributions are determined, and provide that our determination of those items may be relied upon by the withholding agent in determining the timing and amount of any constructive distributions (or portions thereof) subject to withholding. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion rate adjustment over the fair market value of the right to acquire stock (immediately after the conversion rate adjustment) without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the debenture and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions and, if there is no associated cash payment, may set off its withholding obligations against payments on the debentures (or, in some circumstances, any payments on our ordinary shares) or sales proceeds received by or other funds or assets of an investor and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and to all holders of debentures (including holders of debentures that would otherwise be exempt from reporting).

Distributions on Ordinary Shares. Subject to the discussion under “Passive Foreign Investment Company Rules” below, distributions paid on our ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under US federal income tax principles. Because we do not maintain calculations of our earnings and profits under US federal income tax principles, U.S. holders generally should expect that all distributions will be treated as dividends. Dividends will not be eligible for the dividends-received deduction generally available to US corporations under the Code. Subject to applicable limitations, dividends paid by “qualified foreign corporations” to certain non-corporate US investors are taxable at a preferential rate applicable to long-term capital gains. For example, one of the applicable limitations is that in order for a dividend paid by a “qualified foreign corporation” to be eligible for the preferential rate, it must be paid with respect to shares that the non-corporate US investor has owned for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become ex-dividend. A non-US corporation is treated as a qualified foreign corporation with respect to dividends paid on shares that is readily tradable on certain US securities markets, such as the Nasdaq, where the ordinary shares offered in this offering will be listed. The preferential rate does not apply if the non-US corporation is a PFIC for the year the dividend is paid or the preceding year. Non-corporate U.S. holders should consult their tax advisers regarding the availability of the preferential rate and any limitations that may apply in their particular circumstances.

Dividends will be included in a U.S. holder’s income on the date of receipt. The amount of any dividend income paid in a currency other than the US$ will be the US$ amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into US$ on such date. If the dividend is converted into US$ on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. holder may have foreign currency gain or loss if the dividend is converted into US$ after the date of receipt. Dividends will be treated as foreign-source income for foreign tax credit purposes, which may be relevant to U.S. holders in calculating their foreign tax credit limitation. Foreign currency gain or loss generally will be treated as US-source income or loss for foreign tax credit purposes.

Unearned Income Medicare Contribution Tax. Certain U.S. holders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, interest and dividends and capital gains from the sale, exchange, redemption, retirement or other taxable disposition of debenture and our ordinary shares.

Sale or Other Taxable Disposition of Ordinary Shares. Subject to the discussion under “Passive Foreign Investment Company Rules” below, U.S. holder will generally recognize capital gain or loss on a sale or other taxable disposition of ordinary shares, which will be long-term capital gain or loss if, at the time of the sale or disposition, the U.S. holder has owned the ordinary shares for more than one year. The amount of gain or loss will equal the difference between the amount realized on the sale or disposition and the U.S. holder’s tax basis in the ordinary shares disposed of, in each case as determined in US$. A U.S. holder’s gain or loss will generally be treated as US-source income or loss for foreign tax credit purposes. U.S. holders that sell ordinary shares for an amount denominated in a non-US currency should consult their tax advisers regarding the exchange rate at which the amount received should be translated to US$, and whether any US-source foreign currency gain or loss may be required to be recognized as a result of the sale. Long-term capital gains recognized by non-corporate U.S. holders are taxed at a rate that is lower than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules. In general, a non-US corporation is a Passive Foreign Investment Company (a “PFIC”) for US federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined based on the average of the quarterly values of its gross assets) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-US corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and gains from the sale or exchange of investment property. Cash is a passive asset for these purposes. Goodwill is generally characterized as an active asset if it is associated with business activities that produce active income.

Based on the current and expected composition of our income and assets and the value of our assets, including the estimated value of our goodwill, we do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, our PFIC status for any taxable year is an annual determination that can be made only after the end of that year, and will depend on the composition of our income and assets and the value of our assets from time to time (including the value of our goodwill, which may be determined in part by reference to the market price of the ordinary shares, which could be volatile). We will hold a substantial amount of cash following this offering and our PFIC status for any taxable year may also depend on how, and how quickly, we use our liquid assets and cash (including cash raised in this offering). Because the value of our goodwill may be determined by reference to our market capitalization, we could become a PFIC for any taxable year if the price of our ordinary shares declines significantly while we hold a substantial amount of cash and financial investments. In addition, the application of the PFIC rules is subject to a number of uncertainties and the proper characterization of some of our income and assets is not entirely clear. Accordingly, there can be no assurance that we will not be a PFIC for our current or any future taxable year.

If we were a PFIC for any taxable year and any entity in which we own equity interests were also a PFIC (a “Lower-tier PFIC”), U.S. holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to US federal income tax according to the rules described in the next paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) dispositions of shares of the Lower-tier PFIC, in each case as if the U.S. holders held such shares directly, even though the U.S. holder would not receive any proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. holder held ordinary shares, gain recognized by such U.S. holder on a sale or other disposition (including certain pledges) of its ordinary shares would be allocated ratably over its holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC with respect to such U.S. holder would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. holder in any year on its ordinary shares exceeded 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. If we were a PFIC for any taxable year during which a U.S. holder owned ordinary shares, we would generally continue to be treated as a PFIC with respect to the U.S. holder for all succeeding years during which the U.S. holder owned the ordinary shares, even if we ceased to meet the threshold requirements for PFIC status. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares. U.S. holders should consult their tax advisers to determine whether any of these elections would be available, and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we were a PFIC (or with respect to a particular U.S. holder were treated as a PFIC) for a taxable year in which we paid a dividend or for the prior taxable year, the preferential tax rate described above with respect to dividends paid to certain non-corporate U.S. holders would not apply.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If we were a PFIC for any taxable year during which a U.S. holders owned any ordinary shares, the U.S. holder would generally be required to file annual reports on an Internal Revenue Service Form 8621. Substantial penalties and other adverse tax consequences may apply for failure to timely file such reports. U.S. holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ordinary shares.

Information Reporting and Backup Withholding. Information reporting requirements generally will apply to payments of interest on the debentures (including additional interest, if any), distributions on ordinary shares (including constructive distributions deemed paid) and to the proceeds of a sale of a debenture or ordinary shares received on conversion thereof unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to IRS.

Certain U.S. holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ordinary shares or non-US accounts through which ordinary shares are held on Form 8938 with the Internal Revenue Service. Substantial penalties and other tax consequences may apply for failure to timely file such reports. U.S. holders should consult their tax advisers regarding their reporting obligations with respect to our ordinary shares.

Withholding on Foreign Accounts.

Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder (‘‘FATCA’’) imposes withholding taxes on certain types of payments made to ‘‘foreign financial institutions’’ and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of interest on the debentures and dividends (including dividends deemed paid) on our ordinary shares, unless such foreign entity satisfies various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. You should consult your tax advisor regarding the application of FATCA.

LEGAL MATTERS

The validity of the debt securities and certain legal matters relating to the offering as to this offering will be passed upon for us by Ellenoff Grossman & Schole LLP. The validity of the ordinary shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Ogier. Certain legal matters relating to the offering as to PRC law will be passed upon for us by Hengdu Law Firm. Carmel, Milazzo & Feil LLP, is acting as counsel for the placement agent in connection with the securities offered hereby.

EXPERTS

The financial statements, incorporated in this prospectus supplement by reference from our Annual Report on Form 20-F for the year ended June 30, 2020, have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and Hengdu Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have a registration statement on Form F-3 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement, its exhibits and the documents incorporated by reference for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov.

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Our annual report on Form 20-F for the year ended June 30, 2019, has been filed with the SEC and an annual report on Form-20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means we are able to disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus and should be read carefully. Certain information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the following documents, including any amendments to such filings:

●	our Current Report on Form 6-K, furnished to the SEC on June 29, 2021, relating to our half yearly report for the half year ended December 31, 2020;

●	our Current Report on Form 6-K, furnished to the SEC on December 31, 2020, relating to the press release of our annual meeting held on December 30, 2020;

●	our Current Report on Form 6-K, furnished to the SEC on December 8, 2020, relating to our annual meeting to be held on December 30, 2020;

●	our Annual Report on Form 20-F for the fiscal year ended June 30, 2020 (filed on October 30, 2020);

●	the description of our ordinary shares that is contained in our registration statement on Form 8-A, filed with the SEC on December 18, 2018;

●	any annual report on Form 20-F filed with the SEC after the date of this prospectus;

●	our Current Report on Form 6-K, furnished to the SEC on June 9, 2020, relating to our half yearly report for the half year ended December 31, 2019;

●	any half yearly report on Form 6-K furnished to the SEC after the date of this prospectus and prior to the termination of this offering of Securities; and

●	any other Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that those forms expressly state that we incorporate them by reference in this prospectus.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus and any prospectus supplement. You should rely only on the information provided by and incorporated by reference to this prospectus and any prospectus supplement.

Upon written or oral request, we shall provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Puhui Wealth Investment Management Co., Ltd., Room 801, 802, 8th Floor, W1 Office Building, Oriental Commerce Tower,No.1 Chang An Street, Dong Cheng District, Beijing, PRC 100006, Attention: Chief Executive Officer, telephone: (+86) 10 53605158.

PROSPECTUS

Puhui Wealth Investment Management Co., Ltd.

US$66,000,000

Ordinary Shares

Preferred shares

Warrants

Debt Securities

Rights

Depositary Shares

Units

We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the ordinary shares, the preferred shares, the warrants, the debt securities, the rights, the depositary shares and the units comprised of, or other combinations of, the foregoing securities as the “Securities”. This prospectus describes the general manner in which the Securities may be offered using this prospectus. We will provide specific terms and offering prices of these Securities in supplements to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest in the Securities.

We may offer the Securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors (including our shareholders), on a continuous or delayed basis. The supplement to this prospectus for each offering of Securities will describe in detail the plan of distribution for that offering.

Our ordinary shares are listed on The NASDAQ Capital Market, or “NASDAQ”, under the symbol “PHCF”.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

So long as the aggregate market value worldwide of our outstanding common equity held by non-affiliates (“public float”) is less than US$75 million, the aggregate market value of securities sold by us under this prospectus during the period of 12 calendar months immediately preceding the date of sale may be no more than one-third of the public float. Our public float, as calculated in accordance with General Instruction I.B.5 of Form F-3, was approximately US$11.48 million as of August 11, 2020.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus and under similar headings in any amendment or supplement to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2020.

You should rely only on the information provided by this prospectus, any prospectus supplement and any information incorporated by reference. We have not authorized anyone else to provide you with different or additional information or to make any representations other than those contained in or incorporated by reference to this prospectus or any accompanying prospectus supplement. We have not taken any action to permit a public offering of the securities described in this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must observe any restrictions relating to the offering of the securities described in this prospectus and the distribution of this prospectus outside of the United States. This prospectus is not an offer to sell, or solicitation of an offer to buy, any securities in any circumstances under which the offer of solicitation is unlawful.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, we may, from time to time, sell any combination of the Securities in one or more offerings. The Securities to be sold pursuant to this registration statement may have a total aggregate value of up to US$66,000,000. This prospectus does not contain all of the information included in the registration statement. You should refer to the registration statement including the exhibits before making a decision to purchase any securities described in this prospectus.

The information in this prospectus is accurate as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor the sale of any securities described in this prospectus means that information contained in this prospectus is correct after the date of this prospectus or as of any other date. We will provide a prospectus supplement each time we sell any securities described in this prospectus and you should read both this prospectus and the prospectus supplement, together with any information incorporated by reference, before making an investment decision.

A prospectus supplement may provide updated, changed or additional information to the information contained in this prospectus. You should rely on the information contained in the prospectus supplement to the extent there is any conflict between the information contained in this prospectus and the prospectus supplement. Any statement in a prospectus supplement or any document incorporated by reference with a later date will supersede or modify an earlier statement in any document with an earlier date. Any information incorporated by reference is only accurate as of the date of the document incorporated by reference.

You may access the registration statement, exhibits and other reports we file with the SEC on its website. More information regarding how you can access this and other information is included under the heading “Where You Can Find Additional Information.”

Unless otherwise indicated or the context implies otherwise:

●	“Puhui”, “we”, “us”, “our”, the “Company” or “PHCF” refers to Puhui Wealth Investment Management Co., Ltd. and its subsidiaries, unless the context requires otherwise;

●	“ordinary shares” refers to our ordinary shares, par value $0.001 per share;

●	“preferred shares” refers to our preferred shares to be issued under this registration statement;

●	“warrants” refers to our warrants to be issued under this registration statement;

●	“debt securities” refers to our debt securities to be issued under this registration statement;

●	“depositary shares” refers to our depositary shares to be issued under this registration statement;

●	“rights” refers to our rights to be issued under this registration statement; and

●	“units” refers to our depositary shares to be issued under this registration statement; and

Unless otherwise noted, all other financial and other data related to PHCF in this prospectus is presented in U.S. dollars. All references to “Renminbi” or “RMB” are to the legal currency of the People’s Republic of China. All references to “$” or “US$” in this prospectus mean U.S. dollars unless the context otherwise requires.

Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference may contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, any prospectus supplement, any free writing prospectus, and the documents incorporated by reference, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements may include statements about:

●	our ability to effectively compete in our industry;

●	the strength of our brand;

●	our ability to operate as a going concern;

●	the liquidity of our securities;

●	the potential of business acquisitions and the success of their integration within our business;

●	the potential impact on our business of the economic, political and social conditions of the People’s Republic of China (the “PRC”);

●	the potential impact on our business of the interpretation and/or application of the PRC laws;

●	expectations regarding expenses, ongoing losses, future revenue and capital needs;

●	our use of proceeds from any offering made pursuant to this prospectus; and

●	the length of time over which we expect our cash and cash equivalents to be sufficient.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any prospectus supplement, any free writing prospectus, or any document incorporated by reference, that prospectus supplement, free writing prospectus or document. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors”, elsewhere in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus and incorporated by reference. This summary does not contain all of the information that you should consider before investing in the Securities. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and all information incorporated by reference, including our Annual Report on Form 20-F and the accompanying historical consolidated financial statements and the related notes to those financial statements.

Overview

We are a third-party wealth management service provider focusing on marketing financial products to, and managing funds for, individuals and corporate clients in the PRC. Our main operating activities are carried out through our VIE, Puhui Beijing, and its subsidiaries. Starting in fiscal year 2017, we started marketing financial products to high-net-worth individuals with investable assets of between RMB 3 million and RMB 15 million (approximately US$0.44 million to $2.21 million) and small and medium enterprises with investable assets of RMB 5 million to RMB 20 million (approximately US$0.73 million to $2.93 million). As of June 30, 2020, we have facilitated the sale of financial products from 26 financial institutions to our clients. These products include primarily private equity fund products, securities investment fund products and private placement bond products. Starting in June 2017, we launched our asset management business, acting as manager or general partner of funds in which our clients invest. Our subsidiaries serve as the investment advisor of their respective funds. As of June 30, 2020, we served as manager or general partner of five funds with an aggregate of RMB 153.2 million (approximately US$21.6 million) under management.

In December 2019, Puhui closed the acquisition of Granville Financial Services Company Limited (“Granville”), a registered Exchange Participant of The Stock Exchange of Hong Kong Ltd. The acquisition is consistent with Puhui’s strategy of expanding its wealth and asset management services to include international regions as a complement to its business in mainland China. Puhui purchased 13,000,000 (100%) shares of Granville in the amount of HK$29,390,000 (a. USD$3.76 million). The Securities and Futures Commission of Hong Kong approved the application for Puhui to become a controlling shareholder of Granville. Puhui paid for the net assets of Granville, whose assets consist predominantly of securities licenses to conduct wealth management business and general securities business in Hong Kong, from cash on hand.

In January 2020, a novel strain of coronavirus, or COVID-19, surfaced and it has spread rapidly to many parts of China and other parts of the world which has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Substantially all of the Company’s revenue is concentrated in China. Consequently, the COVID-19 pandemic may materially and adversely affect the Company’s business operations, financial condition and operating results for 2020 and beyond.

The impacts of COVID-19 on Puhui’s business, financial condition, and results of operations include, but are not limited to, the following:

●	PHCF temporally closed its offices and implemented work-from-home policy beginning in February 2020, as required by relevant PRC regulatory authorities. We have reopened our offices in June 2020 as the situation improved in China.

●	Due to the nature of the Company’s business, the impact of the closure on operational capabilities was not significant, as most of Puhui’s work force continued working offsite during such closure.

●	Puhui’s customers could potentially be negatively impacted by the outbreak, which may reduce their budgets for investment in 2020. As a result, our revenue and profitability have been negatively impacted in the second half of fiscal year 2020 and we expect the result of operations for the fiscal year 2021 to improve compared to fiscal year 2020, but there is no guarantee that our total revenue or profitability will grow or remain at a similar level compared to fiscal year 2020.

●	The economy may worsen if the COVID-19 outbreak continues. Puhui’s product provider may be negatively impacted by the outbreak, however the Company has not seen any significant disruption of its product supply to date.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the financial impact related to the outbreak of and response to the COVID-19 outbreak cannot be reasonably estimated at this time.

Corporate information

Our principal executive offices are located at Room 801, 802, 8th Floor, W1 Office Building, Oriental Commerce Tower,No.1 Chang An Street, Dong Cheng District, Beijing, PRC 100006. Our telephone number at this address is (+86) 10 53605158. Our registered office in the Cayman Islands is located at the offices of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KYI-1104. Our agent for service of process in the United States is Law Debenture Corporate Services Inc.

Our website is http://www.puhuiwealth.com. The information contained on our website or any third-party websites is not a part of this prospectus.

RISK FACTORS

Investment in the Securities involves significant risks. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2019, as filed with the SEC, and all other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement or related free writing prospectus before you decide to invest in the Securities. If any such risks actually occurs, then our business, prospects, financial condition, results of operations and cash flow could be materially and adversely affected, thus potentially causing the trading price of any or all of our securities to decline and you could lose all or part of your investment.

Such risks are not exhaustive. We may face additional risks that are presently unknown to us or that we believe to be immaterial as of the date of this prospectus. Known and unknown risks and uncertainties may significantly impact and impair our business operations.

In addition to the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2019, as filed with the SEC, please note the following:

Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.

In January 2020, a novel strain of coronavirus, or COVID-19, surfaced and it has spread rapidly to many parts of China and other parts of the world which has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Substantially all of the Company’s revenue is concentrated in China. Consequently, the COVID-19 pandemic may materially and adversely affect the Company’s business operations, financial condition and operating results for 2020 and beyond.

The impacts of COVID-19 on Puhui’s business, financial condition, and results of operations include, but are not limited to, the following:

●	PHCF temporally closed its offices and implemented work-from-home policy beginning in February 2020, as required by relevant PRC regulatory authorities. We have reopened our offices in June 2020 as the situation improved in China.

●	Due to the nature of the Company’s business, the impact of the closure on operational capabilities was not significant, as most of Puhui’s work force continued working offsite during such closure.

●	Puhui’s customers could potentially be negatively impacted by the outbreak, which may reduce their budgets for investment in 2020. As a result, our revenue and profitability have been negatively impacted in the second half of fiscal year 2020 and we expect the result of operations for the fiscal year 2021 to improve compared to fiscal year 2020, but there is no guarantee that our total revenue or profitability will grow or remain at a similar level compared to fiscal year 2020.

●	The economy may worsen if the COVID-19 outbreak continues. Puhui’s product provider may be negatively impacted by the outbreak, however the Company has not seen any significant disruption of its product supply to date.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the financial impact related to the outbreak of and response to the COVID-19 outbreak cannot be reasonably estimated at this time.

Our Articles of Association provides to that the courts of the Cayman Islands shall be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s shareholders, any action asserting a claim against the Company arising pursuant to any provision of the Companies Law, the Memorandum of Association of the Company or the Articles of Association of the Company, and any action asserting a claim against the Company in respect of shareholders’ rights as shareholders or distributions of dividends and, if brought outside of the Cayman Islands, the shareholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our Articles of Association provides that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Companies Law, the Memorandum of Association of the Company or the Articles of Association of the Company, and (iv) any action asserting a claim against the Company in respect of shareholders’ rights as shareholders or distributions of dividends. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court, including a Cayman Islands court, could find these provisions of our Articles of Association to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal courts have concurrent jurisdiction. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit our shareholders' ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in one or more prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $66,000,000. The actual price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to the registration statement of which this prospectus forms a part with a value of more than one-third of the aggregate market value of our ordinary shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our ordinary shares held by non-affiliates is less than $75,000,000. In the event that subsequent to the effective date of the registration statement of which this prospectus forms a part, the aggregate market value of our outstanding ordinary shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We will state on the cover of each prospectus supplement the amount of our outstanding ordinary shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12 calendar month period that ends on, and includes, the date of the prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the Securities for general corporate purposes and to advance our commercial operations. We may also use a portion of the net proceeds towards the possible acquisition of, or investment in, complementary technologies and businesses. Proceeds may also be used at our discretion for specific purposes described in any prospectus supplement. Pending these uses, we intend to invest the net proceeds primarily in bank deposits.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we may have upon completion of an offering or offerings. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information on our consolidated capitalization.

DESCRIPTION OF SHARE CAPITAL

General. We are authorized to issue 49,000,000 ordinary shares of par value US$0.001 each. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their ordinary shares in accordance with the Memorandum and Articles of Association.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our articles of association provide that our board of directors may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each common share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which our shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 40% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case an advance notice of at least 120 clear days is required for the convening of our annual general meeting and other general meetings by requisition of the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Memorandum and Articles of Association.

Transfer of Ordinary shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our board of directors may, in its absolute discretion, decline to register any transfer of any common share irrespective of whether the shares is fully paid or the Company has no lien over it. If our board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. Upon completion of this offering, we intend to waive our right to refuse transfers of any ordinary shares. The registration of transfers may, after compliance with any notice required of the stock exchange on which our shares are listed, be suspended at such times and for such periods as our board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 30 days in any year as our board of directors may determine.

Calls on Ordinary shares and Forfeiture of Ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary shares. The Companies Law and our Memorandum of Association permit us to purchase our own shares. In accordance with our articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Companies Law have been satisfied, including out of capital, as may be determined by our board of directors.

Inspection of Books and Records. Holders of our ordinary shares have no general right under our articles of association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Our memorandum of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series to be issued;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Articles of Association – Exclusive Forum Provision. Our Articles of Association provides that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Companies Law, the Memorandum of Association of the Company or the Articles of Association of the Company, and (iv) any action asserting a claim against the Company in respect of shareholders’ rights as shareholders or distributions of dividends. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court, including a Cayman Islands court, could find these provisions of our Articles of Association to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal courts have concurrent jurisdiction. There is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit our shareholders' ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue 1,000,000 preferred shares of a par value of $0.001 each. Subject to the Companies Law, our directors may, in their absolute discretion and without the approval of the shareholders, create and designate out of the unissued preferred shares of our company one or more classes or series of preferred shares, comprising such number of preferred shares and having such designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, as our directors may determine.

We do not have any preferred shares outstanding as of the date of this prospectus. In the future we may issue preferred shares that could be converted into ordinary shares. A prospectus supplement will contain and describe the material terms of any preferred shares that we offer to the public in the United States, along with any material U.S. federal or foreign income tax considerations relating to the offer of such preferred shares.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares in one or more series, together with other securities or separately, as described in the applicable prospectus supplement. A general description of terms and provisions of the warrants we may offer is included below. A prospectus supplement and warrant agreement will contain specific terms of any warrants.

The prospectus supplement relating to any warrants will contain, as applicable, the following:

●	the designation, amount and terms of the securities purchasable on exercise of the warrants;

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants, if applicable;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms;

●	any material U.S. federal or foreign income tax consequences;

●	the identity of the warrant agent and of any other depositaries, paying agents, transfer agents, registrars or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	the date from and after which the warrants and the ordinary shares will be separately transferable, if applicable;

●	the minimum or maximum amount of the warrants that may be exercised at any time, if applicable;

●	any information with respect to book-entry procedures;

●	any anti-dilution provisions of the warrants;

●	any redemption or call provisions of the warrants; and

●	any additional terms of the warrants, including procedures and limitations with regard to the exercise and exchange of the warrants.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities issued under an indenture (which we refer to herein as an Indenture) will be entered into between us and a trustee to be named therein. It is likely that convertible debt securities will not be issued under an Indenture.

The Indenture or forms of Indentures, if any, will be filed as exhibits to the registration statement of which this prospectus is a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General. Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of our company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under an Indenture.

Prospectus Supplement. Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our ordinary shares, preferred shares or other securities or property;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional preferred shares, rather than full preferred shares. If we decide to offer fractional preferred shares, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of our preferred shares, and the applicable prospectus supplement will indicate that fraction. The preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred shares represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the offering. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, forms of the deposit agreement, form of certificate of designation of underlying preferred shares, form of depositary receipts and any other related agreements.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred shares to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Redemption of Depositary Shares. Whenever we redeem the preferred shares, the depositary will redeem a number of depositary shares representing the same number of preferred shares so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares. Upon receipt of notice of any meeting at which the holders of our preferred shares of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of preferred shares underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole preferred shares underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such preferred shares.

Withdrawal of Shares. Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred shares and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred shares cannot thereafter be re-deposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred shares on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole preferred shares of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the applicable depositary agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the depositary agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The depositary agreement may be terminated by us or the depositary if:

●	all outstanding depositary shares have been redeemed; or

●	there has been a final distribution in respect of the preferred shares of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices. Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares represented by such depositary shares.

Miscellaneous. The depositary agreement may contain provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us to be competent and on documents believed by us or them to be genuine.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the Securities in any one or more of the following ways from time to time, including any combination thereof:

●	to or through underwriters;

●	to or through dealers;

●	to our shareholders under a rights entitlement offering;

●	through agents; or

●	directly to purchasers, including our affiliates.

The prospectus supplement relating to a particular offering of our Securities will set forth the terms of such offering, including:

●	the type of Securities to be offered;

●	the name or names of any underwriters, dealers or agents and the amounts of the Securities underwritten or purchased by each of them;

●	the purchase price of the offered Securities and the proceeds to us from such sale;

●	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

●	the initial offering price;

●	any discounts or concessions allowed or re-allowed to be paid to dealers; and

●	any securities exchanges on which the offered Securities may be listed.

Any initial offering prices, discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (FINRA), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate value of the securities offered pursuant to this prospectus.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If the Securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the Securities. If underwriters are utilized in the sale of the Securities, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of the Securities will be obligated to purchase all of those Securities if they purchase any of those Securities.

We may grant to the underwriters options to purchase additional Securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those Securities.

If a dealer is utilized in the sale of the Securities in respect of which this prospectus is delivered, we will sell those Securities to the dealer as principal. The dealer may then resell those Securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase the Securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

Offers to purchase the Securities may be solicited directly by us and the sale of those Securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those Securities. The terms of any sales of this type will be described in the related prospectus supplement.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase Securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the Securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the Securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of the Securities, persons participating in the offering, such as any underwriters, may purchase and sell the Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities, and syndicate short positions involve the sale by underwriters of a greater number of Securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Securities sold in the offering for their account may be reclaimed by the syndicate if the Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If Securities are sold by means of a rights entitlement offering, the prospectus supplement will set forth the terms and conditions of any such rights entitlement offering, including the manner in which it will be conducted and details on how our shareholders can participate in any such offering. A rights entitlement offering conducted under applicable foreign rules and regulations is a pro rata offering of additional securities to all our eligible shareholders, as at a specified record date.

EXPENSES

Set forth below is an itemization of the estimated expenses currently expected to be incurred in connection with the issuance and distribution of the Securities. The amounts in the table below are estimates, with the exception of the SEC registration fee. Additional expenses relating to offerings of particular Securities are not included in the table below. Each prospectus supplement describing an offering of Securities will provide estimated expenses related to the Securities offered under that prospectus supplement.

SEC registration fee	US$	8,567

Legal fees and expenses		56,000

Accounting fees and expenses		12,000

Other miscellaneous fees and expenses		15,000

Total	US$	91,567

LEGAL MATTERS

The validity of the debt securities and depositary shares and certain legal matters relating to the offering as to this offering will be passed upon for us by Ellenoff Grossman & Schole LLP. The validity of the ordinary shares, preferred shares, debt securities, rights, warrants and units and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Ogier. In addition, certain legal matters in connection with any offering of securities under this prospectus will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of applicable law.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Friedman LLP, which is included as exhibit to this registration statement upon the authority and consent of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated. Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, NY 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and Hengdu Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has advised us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means we are able to disclose important information to you by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is considered a part of this prospectus and should be read carefully. Certain information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the following documents, including any amendments to such filings:

●	our Annual Report on Form 20-F for the fiscal year ended June 30, 2020 (filed on October 30, 2020);

●	the description of our ordinary shares that is contained in our registration statement on Form 8-A, filed with the SEC on December 18, 2018;

●	any annual report on Form 20-F filed with the SEC after the date of this prospectus;

●	our Current Report on Form 6-K, furnished to the SEC on June 9, 2020, relating to our half yearly report for the half year ended December 31, 2019;

●	any half yearly report on Form 6-K furnished to the SEC after the date of this prospectus and prior to the termination of this offering of Securities; and

●	any other Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that those forms expressly state that we incorporate them by reference in this prospectus.

We have not authorized anyone else to provide you with additional or different information to the information included in and incorporated by reference to this prospectus and any prospectus supplement. You should rely only on the information provided by and incorporated by reference to this prospectus and any prospectus supplement.

Upon written or oral request, we shall provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the documents that are incorporated by reference to this prospectus but not delivered with this prospectus. You may request a copy of these filings by contacting us at Puhui Wealth Investment Management Co., Ltd., Room 801, 802, 8th Floor, W1 Office Building, Oriental Commerce Tower,No.1 Chang An Street, Dong Cheng District, Beijing, PRC 100006, Attention: Chief Executive Officer, telephone: (+86) 10 53605158.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have a registration statement on Form F-3 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement, its exhibits and the documents incorporated by reference for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov.

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934 as applicable to foreign private issuers. Our annual report on Form 20-F for the year ended June 30, 2019, has been filed with the SEC and an annual report on Form-20-F for subsequent years will be due within four months following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

Puhui Wealth Investment Management Co., Ltd.

$2,750,000.00

10% Original Issue Discount Convertible Subordinated Debenture Due February 20, 2022 and Ordinary Shares Issuable upon Conversion of the Debenture

PROSPECTUS SUPPLEMENT

August 18, 2021

Placement Agent

Joseph Stone Capital, LLC